Exhibit 4.8
AMERICAN INTERNATIONAL GROUP, INC.
$1,960,000,000 5.67% Series B-1 Junior Subordinated Debentures
$1,960,000,000 5.82% Series B-2 Junior Subordinated Debentures
$1,960,000,000 5.89% Series B-3 Junior Subordinated Debentures
Remarketing Agreement
May 16, 2008
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
The Bank of New York, as Purchase Contract Agent
101 Barclay Street, Floor 8W
New York, NY 10286
Attention: Corporate Trust Division – Corporate Finance Unit
Ladies and Gentlemen:
     This Agreement (“Agreement”) is entered into among American International Group, Inc., a Delaware corporation (the “Company”), Citigroup Global Markets Inc. (“Citigroup”), J.P. Morgan Securities Inc. (“JPMorgan”), and The Bank of New York, a New York banking corporation, not individually, but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Stock Purchase Contracts (as defined in the Purchase Contract Agreement referred to below) relating to the appointment of Citigroup and JPMorgan to serve as remarketing agents (each, a “Remarketing Agent”) with respect to the remarketing of the Debentures identified herein (the “Remarketing”).
     The Company will issue its 5.67% Series B-1 Junior Subordinated Debentures (the “Series B-1 Debentures”), 5.82% Series B-2 Junior Subordinated Debentures (the “Series B-2 Debentures”) and 5.89% Series B-3 Junior Subordinated Debentures (the “Series B-3 Debentures” and, together with the Series B-1 Debentures and the Series B-2 Debentures, “Debentures”) under the Junior Subordinated Debt Indenture, dated as of March 13, 2007 (“Base Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”), as amended and supplemented by the Sixth, Seventh, and Eighth Supplemental Indentures, each dated as of May 16, 2008, between the Company and the Trustee (each, a “Supplemental Indenture,” collectively, the “Supplemental Indentures” and, together with the Base Indenture, “Indenture”).

     The Company has also entered into: (i) a Purchase Contract Agreement, dated as of May 16, 2008 (the “Purchase Contract Agreement”), between the Company and the Purchase Contract Agent pursuant to which the Company will issue Equity Units (as defined therein); (ii) a Pledge Agreement, dated as of May 16, 2008 (the “Pledge Agreement”), among the Company, the Purchase Contract Agent and Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary, to secure the holders’ obligations to purchase shares of the Company’s common stock in accordance with the Stock Purchase Contracts and the Purchase Contract Agreement; and (iii) an Underwriting Agreement, dated May 12, 2008 (the “Underwriting Agreement”), among the Company, Citigroup and JPMorgan, as Representatives of the several underwriters named therein;
     The terms and conditions under which the Remarketing will occur are provided for in the Indenture, the Pledge Agreement and the Purchase Contract Agreement (the “Related Agreements”) and are provided for herein.
     SECTION 1. Definitions. Except as otherwise defined in this Agreement, capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Indenture, the Pledge Agreement, the Purchase Contract Agreement or the Underwriting Agreement, as the case may be.
     SECTION 2. Appointment and Obligations of Remarketing Agent.
     (a) The Company hereby appoints each of Citigroup and JPMorgan as a remarketing agent, and Citigroup and JPMorgan each hereby accepts such appointment, for the purpose of (i) Remarketing the Debentures on behalf of the holders thereof and (ii) performing such other duties as are assigned to it as Remarketing Agent in the procedures set forth herein and in the Related Agreements.
     (b) Each Remarketing Agent shall use its commercially reasonable efforts to remarket the (i) Debentures underlying the Pledged Debentures and (ii) Separate Debentures of the Holders of Separate Debentures, if any, who have elected to have their Separate Debentures remarketed in such Remarketing pursuant to the terms of the Purchase Contract Agreement, each as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent by the close of business on the second Business Day immediately preceding the applicable Remarketing Period Start Date (the “Remarketed Debentures”), commencing on the applicable Remarketing Period Start Date, to obtain a price that results in proceeds, net of the Remarketing Agents’ Fee set forth in Section 4, at least equal to 100% of the sum of the Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price (the “Remarketing Price”).
     (c) Each Remarketing Agent agrees to (i) determine, in consultation with the Company, in the manner provided for herein and in the Purchase Contract Agreement and the applicable Supplemental Indenture, the Reset Rate or Reset Spread for the Debentures, (ii) consult with the Company regarding the Company’s election whether to modify the maturity date or redemption provisions of the Debentures, and (iii) perform such other duties as are assigned to the Remarketing Agent in the Related Agreements.

     (d) The Remarketing Agents shall, if required by the Act or the rules and regulations promulgated thereunder, deliver to each purchaser a Prospectus (or issue a notice referred to in Rule 173(a) under the Act) in connection with the Remarketing.
     (e) Each Remarketing Agent agrees to conduct each Remarketing in accordance with this Agreement and with the terms and conditions of the Related Agreements.
     (f) The Remarketing Agents shall not have any obligation whatsoever to purchase any Remarketed Debentures, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Debentures for Remarketing. The Company shall similarly not be obligated in any case to provide funds to make payment upon tender of the Debentures for Remarketing.
     SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to each Remarketing Agent (i) on and as of the first day of the applicable Remarketing Period, to the extent that the Company has not elected to postpone the Remarketing (the “Commencement Date”), (ii) at the first time of sale of Remarketed Debentures during the applicable Remarketing Period (the “Pricing Date”) and (iii) on and as of the Remarketing Settlement Date, in each case, to the extent such representations and warranties are applicable as of such date.
     (a) This Agreement has been duly authorized, executed and delivered by the Company;
     (b) The Company has been duly incorporated and is an existing corporation in good standing and has full power and authority necessary to perform its obligations under this Agreement.
     (c) Since the date of the latest audited financial statements incorporated by reference in the Prospectus (as defined below) as amended or supplemented there has not been (i) any material change in the capital stock (other than as occasioned by Common Stock having been issued pursuant to the Company’s employee stock purchase plans, equity incentive plans and upon conversion of convertible securities, or repurchased by the Company pursuant to any previously announced stock repurchase program), or (ii) any material adverse change in or affecting the financial position, shareholders’ equity or results of operations of the Company and its consolidated subsidiaries considered as an entirety, in each case, otherwise than as set forth or contemplated in such Prospectus (as defined below) as amended or supplemented (any such change described in clause (ii) is referred to as a “Material Adverse Change”);
     (d) The Remarketed Debentures have been duly authorized, and when duly executed, authenticated, issued and delivered in accordance with the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture has been duly authorized and qualified under the Trust Indenture Act and constitutes a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Indenture conforms, and the Remarketed Debentures will conform, in all material respects to the descriptions thereof contained in the Pricing Disclosure Package (as defined below) and in the Prospectus;
     (e) The issue and sale of the Remarketed Debentures and the compliance by the Company with all of the provisions of the Remarketed Debentures, the Indenture and this Agreement, and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, or result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except, in each case, for such conflicts, breaches, defaults and violations that would not have a material adverse effect on the business, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries considered as an entirety (a “Material Adverse Effect”) or affect the validity of the Remarketed Debentures, nor will such action result in any violation of the provisions of the Company’s Restated Certificate of Incorporation, as amended, or the By-Laws of the Company; and no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required by the Company for the issue and sale of the Remarketed Debentures or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such consents, approvals, authorizations, orders, registrations or qualifications the failure to obtain or make would not have a Material Adverse Effect or affect the validity of the Remarketed Debentures, and such consents, approvals, authorizations, orders, registrations or qualifications as have been, or will have been prior to the applicable Remarketing Settlement Date, obtained under the Act or the Trust Indenture Act and such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws (including insurance laws of any state relating to offers and sales of securities in such state) in connection with the purchase and distribution of the Remarked Debentures by the Remarking Agents; and
     (f) There is no action, suit or proceeding pending, or to the knowledge of the executive officers of the Company, threatened against the Company or any of its subsidiaries, which has, or may reasonably be expected in the future to have, a Material Adverse Effect, except as set forth or contemplated in the Pricing Disclosure Package.
     (g) Each of the representations and warranties of the Company as set forth in Section 1(a)-(e) of the Underwriting Agreement is true and correct in all material respects; provided that for purposes of this Section 3 and Sections 5, 6 and 7 hereof, any reference in such section of the Underwriting Agreement to (i) the “Underwriter” or “Underwriters” or the “Representative” or “Representatives” shall be deemed to refer to the Remarketing Agents, (ii) the “Offered Securities”, “Component Securities” and

“Debentures” shall be deemed to refer to the Remarketed Debentures, (iii) the “Registration Statement”, the “Basic Prospectus”, the “Preliminary Prospectus”, the “Pricing Prospectus”,“Prospectus”,“Pricing Disclosure Package” and the “Issuer Free Writing Prospectus” shall be deemed to refer to such terms as they relate to filings made in connection with the Remarketed Debentures, (iv) “Applicable Time” shall be deemed to refer to the time immediately prior to the time of the first sale of Remarketed Debentures to investors during the applicable Remarketing Period, (v) “this Agreement”, hereof”, “herein” and all references of similar import, shall be deemed to mean and refer to this Remarketing Agreement and (vi) “the date hereof”, “the date of this Agreement” and all similar references shall be deemed to refer to the applicable Commencement Date and the applicable Pricing Date.
     SECTION 4. Fees.
     (a) On each Successful Remarketing of the Remarketed Debentures, the Company shall pay, or cause to be paid out of the proceeds of the Remarketing, the Remarketing Agents an aggregate remarketing fee equal to 0.25% of the sum of the Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price (the “Remarketing Fee”). Unless otherwise notified by the Remarketing Agents, the Remarketing Fee will be split evenly between the Remarketing Agents and shall be paid on the applicable Remarketing Settlement Date by wire transfer of immediately available funds to accounts designated by each Remarketing Agent.
     (b) The Company agrees to pay (i) the costs incident to the preparation and filing of any Registration Statements and any amendments thereto required in connection with this Agreement; (ii) the costs incident to the preparation, printing, and distribution of any Prospectus (preliminary or final) and any supplements thereto required in connection with this Agreement; (iii) the cost of printing, word-processing or reproducing this Agreement, any Blue Sky and Legal Investment Memoranda and any other documents in connection with the offering, purchase, sale and delivery of the Remarketed Debentures; (iii) all expenses in connection with the qualification of the Remarketed Debentures for offering and sale under state securities laws as provided in Section 5(h) hereof; (iv) any filing fees incident to any required review and clearance by the Financial Industry Regulatory Authority of the terms of the sale of the Remarketed Debentures; and (vii) the reasonable out-of-pocket fees and expenses of the Remarketing Agents incident to the performance of their obligations hereunder which are not otherwise specifically provided for in this Section 4(b).
     SECTION 5. Covenants of the Company. The Company covenants and agrees as follows:
     (a) The Company shall prepare the Registration Statement, the Preliminary Prospectus and the Prospectus, shall file any such Preliminary Prospectus and the Prospectus pursuant to the Act within the period required by the Act and the rules and regulations thereunder and shall use its commercially reasonable best efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the First Remarketing Period Start Date and to remain effective until the earlier of the Third Remarketing Settlement Date and the Third Stock Purchase Date.
     (b) From the applicable Commencement Date through the applicable Remarketing Settlement Date, the Company shall promptly notify the Remarketing Agent in writing of any proposal to amend or supplement the Registration Statement or any Prospectus at any time, and shall also promptly file with the Commission any amendment to the Registration Statement or any Prospectus or any supplement to any Prospectus that may, in the reasonable judgment of the Company, be required by the Act or requested by the Commission.
     (c) The Company shall file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Debentures.
     (d) The Company shall file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act.
     (e) The Company shall advise in writing the Remarketing Agent, promptly after it receives notice thereof, of (i) the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Preliminary Prospectus, of the suspension of the qualification of any of the Remarketed Debentures for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or any Preliminary Prospectus or for additional information, and (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Remarketed Debentures in any jurisdiction or the institution or threatening of any proceedings for such purpose; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus, or any Preliminary Prospectus, or suspending any such qualification as described in (i) and (ii), to use promptly its commercially reasonable best efforts to obtain its withdrawal.
     (f) The Company shall furnish promptly to the Remarketing Agents such copies of the following documents as the Remarketing Agents shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Prospectus and any amendments or supplements thereto; and (C) any document, consent or certificate incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus, as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in

Rule 173(a) under the Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus, or to file under the Exchange Act any document incorporated by reference in the Prospectus, in order to comply with the Act or the Exchange Act, to notify the Remarketing Agents and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agents and to any dealer in securities as many copies as the Remarketing Agents may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance.
     (g) The Company will timely file all reports required to be filed under the Exchange Act as necessary in order to make generally available to its securityholders an earning statement satisfying the provisions of Section 11(a) of the Act and Rule 158 promulgated thereunder with respect to each Remarketing Settlement Date.
     (h) The Company shall take such action as either Remarketing Agent may reasonably request in order to qualify the Remarketed Debentures for offer and sale under the securities or “blue sky” laws of such jurisdictions as either Remarketing Agent may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.
     (i) The Company shall furnish the Remarketing Agents with such information and documents as the Remarketing Agents may reasonably request in connection with the transactions contemplated hereby, and make reasonably available to the Remarketing Agents and any accountant, attorney or other advisor retained by the Remarketing Agents such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and use reasonable best efforts to cause the Company’s officers, directors, employees and accountants to participate, upon reasonable notice and for a reasonable period of time, in such discussions at times reasonably agreed upon and to supply all such information reasonably requested by either Remarketing Agent in connection with such investigation.
     (j) At the written request of both the Remarketing Agents, between the applicable Commencement Date and the applicable Remarketing Settlement Date, the Company will not, without the prior written consent of both Remarketing Agents, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, debt securities substantially similar to the Remarketed Debentures in a benchmark size.
     (k) The Company represents and agrees that, unless it obtains the prior consent of each Remarketing Agent, and each Remarketing Agent represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Remarketed Debentures that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Company and each Remarketing Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing

Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the Act, and has complied and will comply with the requirements of Rules 164 and 433 of the Act applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.
     (l) The Company will prepare a final term sheet relating to the Remarketed Debentures, containing only information that describes the final terms of the Remarketed Debentures after providing the Remarketing Agents and their legal counsel with a reasonable opportunity to review and comment on such final term sheet (such final term sheet to be in form and substance as last reviewed by the Remarketing Agents and the Company), and will file such final term sheet within the period required by Rule 433(d) of the Act following the date such final terms have been established for the Remarketed Debentures. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.
     SECTION 6. Conditions to the Remarketing Agent’s Obligation. The obligations of the Remarketing Agents hereunder shall be subject to the accuracy, in all material respects, of the representations and warranties of the Company herein (as though made on the applicable Remarketing Settlement Date), to the performance, in all material respects, by the Company of its obligations and to the following additional conditions:
     (a) Subsequent to the applicable Pricing Date and prior to the related Remarketing Settlement Date, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange if the effect of any such event, in the reasonable judgment of the Remarketing Agents, is to make it impracticable or inadvisable to proceed with the Remarketing of the Debentures; (ii) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities; (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, other than any such outbreak, escalation or declaration arising out of or relating to the U.S. war on terrorism that does not represent a significant departure from the conditions that exist at the Pricing Date, if the effect of any such event in the reasonable judgment of the Remarketing Agents is to make it impracticable or inadvisable to proceed with the Remarketing of the Debentures; (iv) the suspension of trading in the Common Stock on the New York Stock Exchange, if the effect of such event in the reasonable judgment of the Representatives is to make it impracticable or inadvisable to proceed with the Remarketing of the Debentures or (v) any downgrading in the rating accorded the Company’s senior debt securities by Moody’s Investors Service, a subsidiary of Moody’s Corporation, or Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., if the effect of such event in the reasonable judgment of the Representatives is to make it impracticable or inadvisable to proceed with the Remarketing of the Debentures;
     (b) No stop order suspending the effectiveness of the Registration Statement, if any, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with;
     (c) The Remarketing Agents shall have received certificates, each dated as of the applicable Remarketing Settlement Date, of the President or Chief Executive Officer, any Vice Chairman or an Executive Vice President of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct in all material respects with the same force and effect as though expressly made at and as of such date; the Company has complied with all agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates as of which information is given in the Pricing Disclosure Package, there has been no Material Adverse Effect, except as otherwise set forth in or contemplated by the Pricing Disclosure Package;
     (d) A nationally recognized legal counsel acting as outside counsel for the Company, shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agents and addressing such matters as are set forth in the opinions furnished pursuant to Section 8(c) of the Underwriting Agreement, adapted as necessary to relate to the Remarketed Debentures and to the Remarketing, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agents;
     (e) The General Counsel or Assistant General Counsel for the Company shall have furnished to the Remarketing Agents his or her respective opinion, addressed to the Remarketing Agents and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agents addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Section 8(d) of the Underwriting Agreement, adapted as necessary to relate to the Remarket Debentures and to the applicable Remarketing, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agents;
     (f) Outside counsel for the Remarketing Agents shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agents; and
     (g) At the applicable Remarketing Settlement Date, counsel for the Remarketing Agents shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Remarketed Debentures as contemplated herein.

     If any condition specified in this Section 6 is not satisfied when and as required to be satisfied, this Agreement may be terminated jointly by the Remarketing Agents by notice to the Company at any time on or prior to the next applicable Remarketing Settlement Date, which termination shall be without liability on the part of any party to any other party, except Section 7 shall at all times be effective and shall survive such termination.
     SECTION 7. Indemnification.
     (a) Indemnification of Remarketing Agent. The Company will indemnify and hold harmless each Remarketing Agent against any losses, claims, damages or liabilities, joint or several, to which such Remarketing Agent may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse such Remarketing Agent for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, any Preliminary Prospectus, the Pricing Prospectus, Pricing Disclosure Package (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by such Remarketing Agent expressly for use therein; and provided, further, that the foregoing indemnity agreement contained in this Section 7(a), with respect to the Registration Statement, the Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package (or any amendment or supplement thereto), or any Issuer Free Writing Prospectus shall not inure to the benefit of any Remarketing Agent from whom the person asserting any such losses, claims, damages or liabilities purchased Remarketed Debentures, where (i) prior to the Applicable Time the Company shall have notified such Remarketing Agent that the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package, (or any amendment or supplement thereto), or any Issuer Free Writing Prospectus contains an untrue statement of material fact or omits to state therein a material fact necessary in order to make the statements therein not misleading, (ii) such untrue statement or omission of a material fact was corrected in a further amendment or supplement to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package (or any amendment or supplement thereto), or, where permitted by law, an Issuer Free Writing Prospectus, and such corrected Prospectus or Issuer Free Writing Prospectus was provided to such

Remarketing Agent prior to the Applicable Time, (iii) such corrected Registration Statement, Prospectus, Preliminary Prospectus, Pricing Prospectus, Pricing Disclosure Package or Issuer Free Writing Prospectus (excluding any document incorporated by reference therein) was not conveyed to such person at or prior to the contract for sale of the Remarketed Debentures to such person and (iv) such loss, claim, damage or liability would not have occurred had the corrected Registration Statement, Prospectus, Preliminary Prospectus, Pricing Prospectus, Pricing Disclosure Package or Issuer Free Writing Prospectus (excluding any document incorporated by reference therein) been conveyed to such person as provided for in clause (iii) above.
     (b) Indemnification of Company. Each Remarketing Agent will, severally and not jointly, indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company or such controlling person may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Pricing Disclosure Package (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by such Remarketing Agent expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.
     (c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise under such subsection. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

     (d) If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agents on the other from the offering of Remarketed Debentures to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give notice under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Remarketing Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Remarketing Agents on the other shall be deemed to be in the same proportion as the total Principal Amount of the Remarketed Debentures bears to the total Remarketing Fee. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading relates to information supplied by the Company on the one hand or by such Remarketing Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Remarketing Agents agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Remarketing Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), neither Remarketing Agent shall be required to contribute any amount in excess of the amount by which the total price at which the applicable Remarketed Debentures were offered to the public exceeds the amount of any damages which such Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Remarketing Agents in this subsection (d) to contribute are several and not joint.
     (e) Control Persons. The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the respective Remarketing Agents and each person, if any, who controls any Remarketing Agent within the meaning of the Act; and the obligations of the Remarketing Agents under this Section 7 shall be in addition to any liability which the respective Remarketing Agents may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.
     SECTION 8. Resignation and Removal of the Remarketing Agent.
     Each of Citigroup or JPMorgan may resign and be discharged from their duties and obligations hereunder, and the Company may remove either of the Remarketing Agents, by giving 30 days’ prior written notice, in the case of resignation, to the Company, the remaining Remarketing Agent and the Purchase Contract Agent and, in the case of a removal, to the removed Remarketing Agent and the Purchase Contract Agent.
     SECTION 9. Dealing in Securities. Each Remarketing Agent, when acting as a Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Debentures, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). In such case, the Remarketing Agents may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if they did not act in any capacity hereunder. Each Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.
     SECTION 10. Remarketing Agent’s Performance; Duty of Care. The duties and obligations of the Remarketing Agents shall be determined solely by the express provisions of this Agreement and the Related Agreements. No implied covenants or obligations of or against the Remarketing Agents shall be read into this Agreement or any of the Related Agreements. In the absence of bad faith on the part of the Remarketing Agents, the Remarketing Agents may conclusively rely upon any document furnished to them pursuant to this Agreement, as to the truth of the statements expressed in any of such documents. The Remarketing Agents shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agents shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate, and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the third Business Day before the Remarketing Period Start Date for the applicable Remarketing) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. Each Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Debentures in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing, except if such liability resulted from its failure to comply with the terms of this Agreement or the bad faith, gross negligence or willful misconduct on its part.
     SECTION 11. Termination. This Agreement shall automatically terminate (i) as to a Remarketing Agent on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 8 and (ii) on the earlier of (x) a Termination Event and (y) the Third

Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to such Remarketing Agent and such Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by a Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse such Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full.
     SECTION 12. Notices. All communications hereunder will be in writing and will be mailed, delivered or telegraphed and confirmed to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile no. (212) 816-7912, and to J.P. Morgan Securities Inc., 277 Park Avenue, 9th Floor, New York, New York, N.Y. 10172, Attention: Equity Syndicate Desk, Facsimile No.: (212) 622-8358, or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at 70 Pine Street, New York, New York 10270, Attention: Corporate Secretary, Facsimile No.: (212) 785-1584.
     SECTION 13. Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling and other persons referred to in Section 7, and no other person will have any right or obligation hereunder.
     SECTION 14. Survival. The respective indemnities, representations, warranties and agreements of the Company and each of Remarketing Agents contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive any Remarketing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.
     SECTION 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     SECTION 17. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     SECTION 18. Absence of Fiduciary Relationship. The Company hereby acknowledges that (a) the Remarketing pursuant to this Agreement will be an arm’s-length commercial transaction between the Company, on the one hand, and the Remarketing Agents, on the other, (b) the Remarketing Agent is not acting as a fiduciary or agent (except pursuant to the express terms hereof) of the Company and (c) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.
     SECTION 19. Amendments. This Agreement may be amended by an instrument in writing signed by the parties hereto. The Company agrees that it will not enter into, cause or permit any amendment or modification of the Related Agreements or any other instruments or agreements relating to the Debentures or the Corporate Units that would materially and adversely affect the rights, duties or obligations of the Remarketing Agents, without their prior written consent.
     SECTION 20. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarking Agents. The rights and obligations of the Remarketing Agents hereunder may not be assigned or delegated to any other Person without the prior written consent of the Company. Any assignment or delegation in violation of this Section 20 will be null and void.
     SECTION 21. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 22. Rights of the Purchase Contract Agent. Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract Agreement and Pledge Agreement.
     If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agents and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.
SIGNATURES ON THE FOLLOWING PAGE

Very truly yours,

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Robert A. Gender

	Name:	Robert A. Gender
	Title:	Vice President and Treasurer

Accepted in New York, New York

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Stephen Fromm
Name:	Stephen Fromm
Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Santosh Sreenivasan
Name:	Santosh Sreenivasan
Title:	Managing Director
THE BANK OF NEW YORK, not individually but solely as Purchase
Contract Agent and as attorney-in-fact for the Holders of the Stock
Purchase Contracts

By:	/s/ Sherma Thomas
Name:	Sherma Thomas
Title:	Assistant Treasurer
Remarketing Agreement